Exhibit 99.1

ALTRIA REPORTS 2023 FIRST-QUARTER RESULTS;
REAFFIRMS 2023 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - April 27, 2023 - Altria Group, Inc. (NYSE: MO) today reports our 2023 first-quarter business results and reaffirms our guidance for 2023 full-year adjusted diluted earnings per share (EPS).
“We are off to a strong start and believe our businesses are on track to deliver against full-year plans,” said Billy Gifford, Altria’s Chief Executive Officer. “Our tobacco businesses performed well in a challenging macroeconomic environment. We delivered strong adjusted diluted EPS growth of 5.4%, and we announced exciting progress toward our Vision.”

“We reaffirm our guidance to deliver 2023 full-year adjusted diluted EPS in a range of $4.98 to $5.13. This range represents an adjusted diluted EPS growth rate of 3% to 6% from a $4.84 base in 2022.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q1 2023	Change vs. Q1 2022
Net revenues	$5,719	(2.9)%
Revenues net of excise taxes	$4,763	(1.2)%

Reported tax rate	27.9%	1.2 pp
Adjusted tax rate	25.0%	(0.1) pp

Reported diluted EPS[2]	$1.00	(7.4)%
Adjusted diluted EPS[2]	$1.18	5.4%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings per share.

As previously announced, a conference call with the investment community and news media will be webcast on April 27, 2023 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders and Capital Markets Activity
Cash Returns to Shareholders
•Due to the timing of our announcement of the NJOY Holdings, Inc. (NJOY) transaction, we did not repurchase any shares in the first quarter. As of March 31, 2023, we had $1 billion remaining under the current share repurchase program, which we expect to complete by December 31, 2023. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board of Directors.
•We paid dividends of $1.7 billion in the first quarter.
Capital Markets Activity
•We retired approximately $1.3 billion of outstanding debt at maturity in February 2023.

Macroeconomic and Geopolitical Conditions Impacting Our Businesses
Impact on Tobacco Business Operations
•Our businesses were not materially impacted by increased costs resulting from high inflation.
Impact on Adult Tobacco Consumers (ATCs)
•We believe the cumulative effect of high inflation over the past several quarters impacted ATC behaviors, discretionary income and spending. As a result, PM USA and the cigarette industry experienced elevated volume declines, and we observed accelerated share growth in the discount cigarettes segment. Despite these factors, our leading tobacco brands remained resilient and we continued to observe significant brand loyalty in the tobacco space overall.

NJOY Transaction
•As previously disclosed, we entered into a definitive agreement to acquire NJOY for approximately $2.75 billion in cash payable at closing and up to an additional $500 million in cash payments that are contingent upon regulatory outcomes with respect to certain NJOY products (NJOY Transaction).
•The completion of the NJOY Transaction is subject to customary conditions, including clearance from the U.S. Federal Trade Commission (FTC) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act). The NJOY Transaction remains under FTC review, and the current waiting period under the HSR Act expires in May 2023.

JUUL Transaction
As previously disclosed, we have exchanged our entire minority economic interest in JUUL Labs, Inc. (JUUL) for a non-exclusive, irrevocable global license to certain of JUUL’s heated tobacco intellectual property (2023 JUUL Transaction). As a result of the 2023 JUUL Transaction, we recorded a non-cash, pre-tax loss of $250 million on the disposition of our JUUL equity securities for the three months ended March 31, 2023. Additionally, we considered specific facts and circumstances around the nature of intellectual property we received as part of the 2023 JUUL Transaction and determined that the fair value of the intellectual property was not material to our financial statements. As a result, we did not record an asset associated with this intellectual property on our condensed consolidated balance sheet at March 31, 2023. The primary drivers of this conclusion were (i) our rights to the intellectual property being non-exclusive, (ii) there being no product or technology transferred to us associated with the intellectual property and (iii) there being no connection between the intellectual property and our current product development plans.

2028 Enterprise Goals
At our 2023 Investor Day, we announced our 2028 Enterprise Goals. These goals assume the successful completion of the NJOY Transaction and are listed below:
Corporate
•Deliver mid-single digits adjusted diluted EPS growth on a compounded annual basis through 2028.
•A new progressive dividend goal targeting mid-single digits dividend growth annually through 2028.
•Maintain a debt-to-earnings before interest, taxes, depreciation and amortization (consolidated EBITDA, as defined in our senior unsecured revolving credit agreement) ratio of approximately 2.0x.
•Maintain our leadership position in the U.S. tobacco space.
•Maintain a total adjusted OCI margin of at least 60% in each of the next five years.
U.S. Smoke-Free Portfolio
•Grow U.S. smoke-free volumes by at least 35% from our 2022 base of 800 million units.
•Approximately double our smoke-free net revenues to $5 billion from our 2022 base of $2.6 billion, with $2 billion coming from innovative smoke-free products.
Long-Term Growth
•Our aspiration is to compete in the international innovative smoke-free and non-nicotine categories. We are evaluating these opportunities and expect to finalize strategies for these growth areas over the next 12 months.
Additional details on these goals can be found in the Investors section of www.altria.com

Environmental, Social and Governance (ESG)
Our Corporate Responsibility Focus Areas are: (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Corporate Responsibility section of www.altria.com.
•Our responsibility efforts and recognitions from the first quarter include the following:
◦We signed a Virtual Power Purchase Agreement in 2022 for renewable energy produced by a wind farm in Texas that became operational in January 2023. We currently expect to achieve our targets - 100% renewable electricity and 55% reduction in operational greenhouse gas emissions by 2030 - ahead of schedule.
◦We were recognized as a member of CDP’s 2022 Supplier Engagement Leaderboard for climate change. Our Supplier Engagement Rating (SER) positions us in the top 8% of companies that completed CDP's full climate questionnaire. The SER provides a rating for how effectively companies are engaging their suppliers on climate change.
◦We published our 2022 Lobbying and Political Activity Transparency & Integrity Annual Report, which examines our public policy activities - including lobbying at the federal, state and local levels, grassroots (indirect) lobbying activities, and support of public policy organizations, candidates and political committees - as well as our extensive compliance program that governs these activities.

2023 Full-Year Guidance
We reaffirm our guidance to deliver 2023 full-year adjusted diluted EPS in a range of $4.98 to $5.13, representing a growth rate of 3% to 6% from an adjusted diluted EPS base of $4.84 in 2022. While the 2023 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the impact of high inflation, rising interest rates and global supply chain disruptions, (ii) ATC dynamics, including disposable income, purchasing patterns and adoption of smoke-free products, and (iii) regulatory and legislative developments.
Our 2023 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) continued smoke-free product research, development and regulatory preparation expenses, (ii) enhancement of our digital consumer engagement system and (iii) marketplace activities in support of our smoke-free products. The guidance range also includes lower expected net periodic benefit income due to market factors, including higher interest rates, and the impact of the 2022 completion of the wind-down of our former financial services business. This guidance range does not include the potential financial impacts of the NJOY Transaction.
Our full-year adjusted diluted EPS guidance range excludes the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related and disposition-related items, equity investment-related special items (including any changes in fair value of our equity investment recorded at fair value and any changes in the fair value of related warrants and preemptive rights), certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the MSA (such dispute resolutions are referred to as NPM Adjustment Items). See Table 1 below for the income and expense items for the first quarter of 2023.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
•Net revenues decreased 2.9% to $5.7 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 1.2% to $4.8 billion.
•Reported diluted EPS decreased 7.4% to $1.00, primarily driven by loss on the disposition of our JUUL equity securities, higher tobacco and health and certain other litigation items, partially offset by 2022 changes in the estimated fair value of our former investment in JUUL equity securities, favorable interest expense and fewer shares outstanding.
•Adjusted diluted EPS increased 5.4% to $1.18, primarily driven by fewer shares outstanding, higher adjusted earnings from our investment in ABI and favorable interest expense.

Table 1 - Altria’s Adjusted Results

	First Quarter
	2023	2022	Change
Reported diluted EPS	$1.00	$1.08	(7.4)%
NPM Adjustment Items	—	(0.02)
Tobacco and health and certain other litigation items	0.04	—
Loss on disposition and changes in fair value of JUUL equity securities	0.14	0.05
ABI-related special items	(0.01)	(0.02)
Cronos-related special items	0.01	0.03
Adjusted diluted EPS	$1.18	$1.12	5.4%
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 5.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 4 and 5.
NPM Adjustment Items
•In the first quarter of 2022, we recorded pre-tax income of $60 million (or $0.02 per share) due to NPM Adjustments items.
Tobacco and Health and Certain Other Litigation Items
•In the first quarter of 2023, we recorded pre-tax charges of $111 million (or $0.04 per share), for tobacco and health and certain other litigation items and related interest costs.
Loss on Disposition and Changes in Fair Value of JUUL Equity Securities
We recorded non-cash, pre-tax losses from investments in equity securities as a result of the 2023 JUUL Transaction and changes in the estimated fair value of our former investment in JUUL in 2022. Amounts consisted of the following:

	First Quarter
($ in millions, except per share data)	2023	2022

(Income) losses from investments in equity securities	$250	$100
Losses per share	$0.14	$0.05
We recorded corresponding adjustments to the JUUL tax valuation allowance in 2023 and 2022.

ABI-Related Special Items
•In the first quarter of 2022, equity earnings from ABI included net pre-tax income of $59 million (or $0.02 per share), primarily related to ABI’s mark-to-market gains on certain ABI financial instruments associated with its share commitments.
The ABI-related special items above include our respective share of the amounts recorded by ABI and additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Cronos-Related Special Items
We recorded net pre-tax expense consisting of the following:

	First Quarter
($ in millions, except per share data)	2023	2022

Loss on Cronos-related financial instruments	$—	$10
(Income) losses from investments in equity securities [1]	26	51
Total Cronos-related special items - (income) expense	$26	$61
Losses per share	$0.01	$0.03
1 Amounts include our share of special items recorded by Cronos and additional adjustments, if required under the equity method of accounting, related to our investment in Cronos.
We recorded corresponding adjustments to the Cronos tax valuation allowance in 2023 and 2022 relating to the special items.

SMOKEABLE PRODUCTS

Revenues and OCI
•Net revenues decreased 3.3%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 1.4%.
•Reported operating companies income (OCI) decreased 2.2%, primarily driven by lower shipment volume, higher per unit settlement charges, 2022 NPM Adjustment Items and higher promotional investments, partially offset by higher pricing.
•Adjusted OCI was essentially unchanged, as higher pricing was mostly offset by lower shipment volume, higher per unit settlement changes and higher promotional investments. Adjusted OCI margins increased by 0.9 percentage points to 60.4%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2023	2022	Change
Net revenues	$5,090	$5,265	(3.3)%
Excise taxes	(928)	(1,044)
Revenues net of excise taxes	$4,162	$4,221	(1.4)%

Reported OCI	$2,503	$2,559	(2.2)%
NPM Adjustment Items	—	(60)
Tobacco and health and certain other litigation items	12	12
Adjusted OCI	$2,515	$2,511	0.2%
Reported OCI margins [1]	60.1%	60.6%	(0.5) pp
Adjusted OCI margins [1]	60.4%	59.5%	0.9 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
•Smokeable products segment reported domestic cigarette shipment volume decreased 11.4%, primarily driven by the industry’s decline rate, retail share losses (both of which were impacted by macroeconomic pressures on ATC disposable income) and trade inventory movements, partially offset by calendar differences.
•When adjusted for trade inventory movements and calendar differences, smokeable products segment domestic cigarette shipment volume decreased by an estimated 11%.
•When adjusted for calendar differences, trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 9%.
•Reported cigar shipment volume increased 2.3%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	First Quarter
	2023	2022	Change
Cigarettes:
Marlboro	16,396	18,290	(10.4)%
Other premium	825	937	(12.0)%
Discount	1,048	1,390	(24.6)%
Total cigarettes	18,269	20,617	(11.4)%

Cigars:
Black & Mild	443	433	2.3%
Other	1	1	—%
Total cigars	444	434	2.3%

Total smokeable products	18,713	21,051	(11.1)%
Note: Cigarettes volume includes units sold as well as promotional units but excludes units sold for distribution to Puerto Rico, U.S. Territories to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to our smokeable products segment.

Retail Share and Brand Activity
First Quarter
•Marlboro retail share of the total cigarette category was 42.0%, a decrease of 0.6 share points versus the prior year and 0.2 share points sequentially, primarily due to increased macroeconomic pressures on ATC disposable income and increased competitive activity. However, Marlboro share of the premium segment was 58.5%, an increase of 0.7 share points versus the prior year and 0.1 share point sequentially.
•The cigarette industry discount retail share was 28.2%, an increase of 1.8 share points versus the prior year and 0.5 share points sequentially primarily due to the ATC factors mentioned above.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	First Quarter
	2023	2022	Percentage point change
Cigarettes:
Marlboro	42.0%	42.6%	(0.6)
Other premium	2.3	2.3	—
Discount	2.7	3.2	(0.5)
Total cigarettes	47.0%	48.1%	(1.1)
Note: Retail share results for cigarettes are based on data from Circana, Inc. and Circana Group, L.P. (“Circana”), formerly IRI, as well as, MSAi. Circana is a newly formed company reflecting the recent merger of IRI and NPD Group, Inc. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Similar to prior reporting, this service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (“STARS”), as provided by MSA. This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is retail services’ standard practice to periodically refresh their retail scan services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
•Net revenues increased 2.4%, primarily driven by higher pricing, partially offset by a higher percentage of on! shipment volume relative to MST versus the prior year (mix change), lower shipment volume and higher promotional investments. Revenues net of excise taxes increased 2.7%.
•Reported and adjusted OCI increased 2.2%, primarily driven by higher pricing, partially offset by mix change, lower shipment volume and higher promotional investments. Adjusted OCI margins declined by 0.4 percentage points to 69.3%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	First Quarter
	2023	2022	Change
Net revenues	$628	$613	2.4%
Excise taxes	(28)	(29)
Revenues net of excise taxes	$600	$584	2.7%

Reported and adjusted OCI	$416	$407	2.2%
Reported and adjusted OCI margins [1]	69.3%	69.7%	(0.4) pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
•Oral tobacco products segment reported domestic shipment volume decreased 1.8%, primarily driven by retail share losses, trade inventory movements and other factors, partially offset by calendar differences and the industry’s growth rate. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 3%.
•Total oral tobacco industry volume increased by an estimated 1% for the six months ended March 31, 2023, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	First Quarter
	2023	2022	Change
Copenhagen	109.0	115.2	(5.4)%
Skoal	40.3	43.9	(8.2)%
on!	25.2	18.3	37.7%
Other	16.1	16.7	(3.6)%
Total oral tobacco products	190.6	194.1	(1.8)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
•Oral tobacco products segment retail share was 45.2%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 25.4%. In the oral tobacco products segment, share declines for MST products were primarily driven by the share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 6.5%, an increase of 2.4 percentage points.
•The U.S. nicotine pouch category grew to 26.2% of the U.S. oral tobacco category, an increase of 7.1 share points versus the prior year. In addition, on! share of the nicotine pouch category grew to 24.6%, an increase of 3.3 share points versus the prior year.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	First Quarter
	2023	2022	Percentage point change
Copenhagen	25.4%	28.0%	(2.6)
Skoal	10.3	11.7	(1.4)
on!	6.5	4.1	2.4
Other	3.0	3.2	(0.2)
Total oral tobacco products	45.2%	47.0%	(1.8)
Note: Our oral tobacco products segment’s retail share results exclude international volume. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products are defined by Circana as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is retail services’ standard practice to periodically refresh their retail scan services, which could restate retail share results that were previously released in this service.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches.
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2023 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows. We accounted for our former investment in the equity securities of JUUL at fair value.
Our reportable segments are (i) smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton, respectively, and (ii) oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix. We have included results for Helix rest-of-world, the IQOS Tobacco Heating System® and Philip Morris Capital Corporation (prior to the completion of its wind-down at the end of 2022) in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2022. These factors include the following:
▪our inability to anticipate and respond to changes in adult tobacco consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and shipment volume;
▪our failure to commercialize innovative products, including tobacco products that may reduce health risks relative to other tobacco products and appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands or products;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations;
▪the risks associated with significant federal, state and local government actions, including U.S. Food and Drug Administration (FDA) regulatory actions, and various private sector actions;
▪increases in tobacco product-related taxes;
▪our failure to complete or manage successfully strategic transactions, including the NJOY Transaction and other acquisitions, dispositions, joint ventures and investments in third parties or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down intangible assets, including trademarks and goodwill, due to impairment;
▪the risk that we could decide, or be required to, recall products;
▪the various risks related to health epidemics and pandemics, such as the COVID-19 pandemic, and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled and diverse workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;
▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;
▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;
▪our inability to attract investors due to increasing investor expectations of our performance relating to environmental, social and governance factors;
▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches;

▪our failure to comply with personal data protection and privacy laws;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all, including due to foreign currency exchange rates; ABI’s business results; ABI’s share price, impairment losses on the value of our investment, our incurrence of additional tax liabilities related to our investment in ABI and potential reductions in the number of directors that we can have appointed to the ABI board of directors;
▪the risks related to the FTC’s challenge with respect to our former investment in JUUL, which, if successful, could result in a broad range of resolutions, as well as the outcome of certain other related putative class actions; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2023	2022	% Change

Net revenues	$5,719	$5,892	(2.9)%
Cost of sales [1]	1,434	1,446
Excise taxes on products [1]	956	1,073
Gross profit	3,329	3,373	(1.3)%
Marketing, administration and research costs	419	412
Operating companies income	2,910	2,961	(1.7)%
Amortization of intangibles	18	17
General corporate expenses	135	60
Operating income	2,757	2,884	(4.4)%
Interest and other debt expense, net	229	281
Net periodic benefit income, excluding service cost	(31)	(46)
(Income) losses from investments in equity securities [1]	80	(34)
Loss on Cronos-related financial instruments	—	10
Earnings before income taxes	2,479	2,673	(7.3)%
Provision for income taxes	692	714
Net earnings	$1,787	$1,959	(8.8)%

Per share data:
Diluted earnings per share	$1.00	$1.08	(7.4)%

Weighted-average diluted shares outstanding	1,786	1,818	(1.8)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 3.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$5,090	$628	$1	$5,719
2022	5,265	613	14	5,892
% Change	(3.3)%	2.4%	(92.9)%	(2.9)%

Reconciliation:
For the quarter ended March 31, 2022	$5,265	$613	$14	$5,892
Operations	(175)	15	(13)	(173)
For the quarter ended March 31, 2023	$5,090	$628	$1	$5,719

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$2,503	$416	$(9)	2,910
2022	2,559	407	(5)	2,961
% Change	(2.2)%	2.2%	(80.0)%	(1.7)%

Reconciliation:
For the quarter ended March 31, 2022	$2,559	$407	$(5)	$2,961

NPM Adjustment Items - 2022	(60)	—	—	(60)
Tobacco and health and certain other litigation items - 2022	12	—	—	12
	(48)	—	—	(48)

Tobacco and health and certain other litigation items - 2023	(12)	—	—	(12)
	(12)	—	—	(12)
Operations	4	9	(4)	9
For the quarter ended March 31, 2023	$2,503	$416	$(9)	$2,910

Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2023	2022
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$928	$1,044
Oral tobacco products	28	29
	$956	$1,073

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$894	$879
Oral tobacco products	3	2
	$897	$881

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$63	$68
Oral tobacco products	1	1
	$64	$69

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(205)	$(200)
Cronos	35	66
JUUL	250	100
	$80	$(34)

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2023 Net Earnings	$1,787	$1.00
2022 Net Earnings	$1,959	$1.08
% Change	(8.8)%	(7.4)%

Reconciliation:
2022 Net Earnings	$1,959	$1.08

2022 NPM Adjustment Items	(45)	(0.02)
2022 Acquisition and disposition-related items	5	—
2022 Tobacco and health and certain other litigation items	9	—
2022 JUUL changes in fair value	100	0.05
2022 ABI-related special items	(47)	(0.02)
2022 Cronos-related special items	61	0.03
2022 Income tax items	5	—
Subtotal 2022 special items	88	0.04

2023 Acquisition and disposition-related items	12	—
2023 Tobacco and health and certain other litigation items	(84)	(0.04)
2023 Loss on disposition of JUUL equity securities	(250)	(0.14)
2023 ABI-related special items	20	0.01
2023 Cronos-related special items	(26)	(0.01)
2023 Income tax items	(3)	—
Subtotal 2023 special items	(331)	(0.18)

Fewer shares outstanding	—	0.02
Change in tax rate	4	—
Operations	67	0.04
2023 Net Earnings	$1,787	$1.00

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2023 Reported	$2,479	$692	$1,787	$1.00
Acquisition and disposition-related items	(17)	(5)	(12)	—
Tobacco and health and certain other litigation items	111	27	84	0.04
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	(25)	(5)	(20)	(0.01)
Cronos-related special items	26	—	26	0.01
Income tax items	—	(3)	3	—
2023 Adjusted for Special Items	$2,824	$706	$2,118	$1.18

2022 Reported	$2,673	$714	$1,959	$1.08
NPM Adjustment Items	(60)	(15)	(45)	(0.02)
Acquisition and disposition-related items	7	2	5	—
Tobacco and health and certain other litigation items	12	3	9	—
JUUL changes in fair value	100	—	100	0.05
ABI-related special items	(59)	(12)	(47)	(0.02)
Cronos-related special items	61	—	61	0.03
Income tax items	—	(5)	5	—
2022 Adjusted for Special Items	$2,734	$687	$2,047	$1.12

2023 Reported Net Earnings			$1,787	$1.00
2022 Reported Net Earnings			$1,959	$1.08
% Change			(8.8)%	(7.4)%

2023 Net Earnings Adjusted for Special Items			$2,118	$1.18
2022 Net Earnings Adjusted for Special Items			$2,047	$1.12
% Change			3.5%	5.4%

				Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2022
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2022 Reported	$7,389	$1,625	$5,764	$3.19
NPM Adjustment Items	(68)	(17)	(51)	(0.03)
Acquisition and disposition-related costs items	11	2	9	—
Tobacco and health and certain other litigation items	131	33	98	0.05
JUUL changes in fair value	1,455	—	1,455	0.81
ABI-related special items	2,544	534	2,010	1.12
Cronos-related special items	186	—	186	0.10
Income tax items	—	729	(729)	(0.40)
2022 Adjusted for Special Items	$11,648	$2,906	$8,742	$4.84

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$3,913	$4,030
Receivable from the sale of IQOS System commercialization rights	1,746	1,721
Inventories	1,252	1,180
Other current assets	241	289
Property, plant and equipment, net	1,593	1,608
Goodwill and other intangible assets, net	17,543	17,561
Investments in equity securities	9,559	9,600
Other long-term assets	979	965
Total assets	$36,826	$36,954

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,339	$1,556
Accrued settlement charges	3,820	2,925
Other current liabilities	3,987	4,135
Long-term debt	24,048	25,124
Deferred income taxes	2,735	2,897
Accrued pension costs	128	133
Accrued postretirement health care costs	1,086	1,083
Deferred gain from the sale of IQOS System commercialization rights	2,700	2,700
Other long-term liabilities	809	324
Total liabilities	40,652	40,877
Total stockholders’ equity (deficit)	(3,876)	(3,973)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$36,826	$36,954

Total debt	$25,387	$26,680

						Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Loss on Cronos-related financial instruments
2023 Special Items - (Income) Expense
Acquisition and disposition-related items	$—	$—	$3	$(20)	$—	$—
Tobacco and health and certain other litigation items	—	12	98	1	—	—
Loss on disposition of JUUL equity securities	—	—	—	—	250	—
ABI-related special items	—	—	—	—	(25)	—
Cronos-related special items	—	—	—	—	26	—

2022 Special Items - (Income) Expense
NPM Adjustment Items	$(60)	$—	$—	$—	$—	$—
Acquisition and disposition-related items	—	—	7	—	—	—
Tobacco and health and certain other litigation items	—	12	—	—	—	—
JUUL changes in fair value	—	—	—	—	100	—
ABI-related special items	—	—	—	—	(59)	—
Cronos-related special items	—	—	—	—	51	10

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.